Exhibit 99.1

For Immediate Release	For more information contact:
Monday, August 13, 2007	Frank T. Kane, Sr. Vice President-Finance & CFO
Chromcraft Revington, Inc.
Reports Second Quarter and First Half Results
WEST LAFAYETTE, Ind.—(BUSINESS WIRE)—Chromcraft Revington, Inc. (AMEX:CRC) today reported sales for the three and six months ended June 30, 2007 of $32.8 million and $66.6 million, respectively, representing a decrease of 19% and 23%, respectively, from the same periods last year. Residential furniture shipments in 2007 were lower due to an industry-wide slow down at the retail level, competitive pressure from imports and the impact of restructuring the Company’s residential sales force to exclusive sales representation of its furniture brands. Commercial furniture shipments rose in 2007 as compared to the prior year period primarily due to higher shipments of seating products. Consolidated shipments in the second quarter of 2007 included $3.3 million of backlog reduction.
The Company reported a net loss for the three and six months ended June 30, 2007 of $3.3 million, or $.73 loss per share, and $4.5 million, or $1.00 loss per share, respectively. For the corresponding periods last year, net earnings for the three and six months ended July 1, 2006 were $0.7 million, or $.15 per share on a diluted basis, and $1.8 million, or $.40 per share on a diluted basis, respectively. The net loss for the three months ended June 30, 2007 was primarily due to the lower sales volume, which impacted fixed cost absorption and manufacturing efficiencies, non-cash charges for inventory write-downs and asset impairments, an unfavorable product sales mix and higher product development, marketing and selling costs. For the three months ended June 30, 2007, the Company recorded non-cash charges for inventory write-downs of $2.0 million pre-tax to reflect anticipated net realizable value on disposition and asset impairment charges of $1.1 million pre-tax to reduce the carrying value of long term assets to fair value. At June 30, 2007, the Company had cash of $7.9 million and no bank indebtedness.
Ben Anderson-Ray, Chairman and CEO, said that soft retail business conditions and costs associated with the Company’s transformation of its business model impacted second quarter results. Mr. Anderson-Ray stated, “Over the last several months we have made significant progress in transforming our business model. We continue to shift the business toward use of the global supply chain by outsourcing products and reducing reliance on U.S.-based manufacturing. Simultaneously, we are moving our organization from autonomous operating divisions to a unified organization.” He further commented, “We have moved the overall organization to a functional structure including unifying sales and marketing organizations for our commercial and residential businesses, shifting our residential sales force to an exclusive representation, outsourcing products that were manufactured domestically, launching several new globally sourced casual dining, occasional and bedroom furniture programs, and reducing employment levels by 37% as compared to a year ago. These changes in our organization and operational focus are designed to build a more adaptable and competitive company to address the dynamic furniture marketplace.”

Mr. Anderson-Ray also pointed out that a part of the Company’s transformation is a strong commitment to utilizing research based consumer understanding to develop products using a global supply chain and built-to-order customization capabilities. Mr. Anderson-Ray commented, “We are committed to building a consumer driven company with the ability to use research based product development practices and global supply logistics to give our consumers what they want. In essence, we are building a consumer marketing and logistics business that can provide furniture for every room of the home in our residential business.” To implement this vision, the Company is rapidly developing new products and shifting its U.S. manufacturing operations to a greater use of the global supply chain. He further commented that as the Company transforms its business model it has incurred inventory write-downs, asset impairments, employee severance costs, and higher product development, marketing and selling costs. He added that as the Company continues its transition to a new business model and integrates functions common to the various product lines, additional transition costs, reduced revenue, increased operating expenses, restructuring charges and asset impairments will likely occur.
Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout the United States. The Company wholesales its residential furniture products under the CR Home banner with “Chromcraft,” “Peters-Revington,” “Silver Furniture,” “Cochrane Furniture” and “Sumter” as brand names. It sells commercial furniture under the “Chromcraft” brand name.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “likely,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies and implement its new business model; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; and other factors that generally affect business. An additional list of risks relating to the Company’s business is located in the Company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the three months ended June 30, 2007.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	July1,	June 30,	July1,
	2007	2006	2007	2006

Sales	$32,769	$40,320	$66,616	$86,241

Gross margin	2,289	8,115	7,779	17,127

Selling, general and administrative expenses	7,566	6,922	15,032	14,048

Operating income (loss)	(5,277)	1,193	(7,253)	3,079

Interest (income) expense, net	(22)	53	(40)	130

Earnings (loss) before income tax expense (benefit)	(5,255)	1,140	(7,213)	2,949

Income tax expense (benefit)	(1,954)	464	(2,734)	1,144

Net earnings (loss)	$(3,301)	$676	$(4,479)	$1,805

Earnings (loss) per share of common stock
Basic	$(.73)	$.15	$(1.00)	$.41
Diluted	$(.73)	$.15	$(1.00)	$.40

Shares used in computing earnings (loss) per share
Basic	4,493	4,406	4,485	4,398
Diluted	4,493	4,467	4,485	4,460

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	June 30,	July 1,	Dec. 31,
	2007	2006	2006

Cash and cash equivalents	$7,927	$2,755	$8,418
Accounts receivable	17,189	19,112	19,072
Refundable income taxes	2,276	—	—
Inventories	26,124	37,174	28,667
Assets held for sale	2,166	—	5,068
Deferred income taxes and prepaid expenses	3,169	1,770	3,104

Current assets	58,851	60,811	64,329

Property, plant and equipment, net	17,746	29,375	19,212
Deferred income taxes and other assets	3,149	924	2,277

Total assets	$79,746	$91,110	$85,818

Accounts payable	$4,652	$4,604	$5,144
Accrued liabilities	6,394	8,278	7,534

Current liabilities	11,046	12,882	12,678

Deferred compensation	1,309	1,813	1,918
Other long-term liabilities	991	1,267	804

Total liabilities	13,346	15,962	15,400

Stockholders’ equity	66,400	75,148	70,418

Total liabilities and stockholders’ equity	$79,746	$91,110	$85,818

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Six Months Ended
	June 30,	July 1,
	2007	2006
Operating Activities
Net earnings (loss)	$(4,479)	$1,805
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities
Depreciation and amortization expense	966	1,668
Deferred income taxes	(384)	62
Non-cash asset impairment charges	1,100	—
Non-cash ESOP compensation expense	286	438
Non-cash stock compensation expense	175	243
Non-cash inventory write-downs	2,400	312
Provision for doubtful accounts	209	176
(Gain) loss on disposal of assets	(283)	19
Changes in operating assets and liabilities
Accounts receivable	1,674	(553)
Refundable income taxes	(2,276)	—
Inventories	143	(477)
Prepaid expenses	40	152
Accounts payable	(492)	(844)
Accrued liabilities	(1,155)	909
Deferred compensation	(609)	(673)
Other long-term liabilities and assets	(391)	306

Cash provided by (used in) operating activities	(3,076)	3,543

Investing Activities
Capital expenditures	(351)	(793)
Proceeds on disposal of assets	2,936	5

Cash provided by (used in) investing activities	2,585	(788)

Financing Activities
Cash provided by (used in) financing activities	—	—

Change in cash and cash equivalents	(491)	2,755

Cash and cash equivalents at beginning of period	8,418	—

Cash and cash equivalents at end of period	$7,927	$2,755